EXHIBIT 5.1

LAW OFFICE OF DAVID M. GRIFFITH,
A PROFESSIONAL CORPORATION
ONE WORLD TRADE CENTER, SUITE 800
LONG BEACH, CA 90831-0800
TELEPHONE:   562-983-8017
FACSIMILE:     562-983-8122

April 30, 2002

Resource Asset Management Corporation
2950 E. Flamingo Road, Suite B
Las Vegas, NV  89121

RE:  Resource Asset Management Corporation
     Registration Statement on Form S-8

Ladies & Gentlemen:

Resource Asset Management Corporation, a Nevada corporation (the "Company"), proposes to issue under a Form S-8 Registration Statement (the "Registration Statement") up to 4,000,000 shares of Common Stock (the "Shares"), pursuant to the Company's Stock Compensation Plan of 2002 (the "Plan").

In rendering the following opinion, we have examined and relied only upon the documents and certificates of officers of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

1. Certificate and Articles of Incorporation of the Company, as amended to date;

2.   By-Laws of the Company;

3. Resolutions adopted by the Board of Directors of the Company authorizing the Plan and the issuance of the Shares;

4. The Registration Statement, together with all amendments thereto, exhibits filed in connection therewith and incorporated therein by reference and form of prospectus contained therein including all documents incorporated therein by reference; and

5.   The Plan.

We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

Based upon and subject to the foregoing, it is our opinion that the Shares, subject to effectiveness of the Registration Statement and compliance with applicable Blue Sky laws, and subject to the proper execution and delivery of stock certificates evidencing the Shares, when issued and delivered against payment therefor in accordance with the terms of the Plan, and as set forth in the Registration Statement, will constitute legally issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; and to the filing of this opinion in connection with such filings of applications as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the Shares under the blue sky laws of any state or other jurisdiction although we express no opinion as to state securities laws herein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth herein are based upon the federal laws of the United States of America, and the corporate laws of the State of Nevada all as now in effect. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Sincerely,

/s/ DAVID M. GRIFFITH
--------------------------------
Law Office of David M. Griffith,
a Professional Corporation